Monday May 8, 10:52 am Eastern Time

Company Press Release

NASCAR and Indy Racing League Speed Toward Chicago

Chicagoland Speedway in Joliet Announces Race Schedule, Initial Ticket Program

JOLIET, Ill.--(BUSINESS WIRE)--May 8, 2000--The Chicago-area sports scene revved its engines on Monday with the announcement that the country's most popular spectator sport is coming to nation's third largest city.

At a Monday morning press conference at Chicago's Navy Pier, Tony George, president and chief executive officer of the Indianapolis Motor Speedway Corporation and founder of the Indy Racing League, and Mike Helton, NASCAR senior vice president and chief operating officer, announced the addition of the Indy Racing Northern Light Series, the NASCAR Winston Cup Series and the NASCAR Busch Series, Grand National Division, to the Chicago sports lineup.

The three popular series will race at the newly named Chicagoland Speedway, a
1.5 mile tri-oval now under construction in Joliet. The racetrack is owned by Raceway Associates, LLC, which is made up of the combined interests of the Indianapolis Motor Speedway Corporation (IMS), International Speedway Corporation (Nasdaq/NM: ISCA - news; OTC Bulletin Board: ISCB - news) and the founding owners of Route 66 Raceway, LLC. When completed in Spring
2001, the 75,000-seat Chicagoland Speedway will be one of the nation's top motorsports complexes.

The NASCAR Busch Series and NASCAR Winston Cup Series will share the inaugural event weekend at the Chicagoland Speedway on July 14 and 15, 2001.
The Indy Racing Northern Light Series will make its Chicago debut on September 2, 2001.

``NASCAR has enjoyed phenomenal growth in recent years due to the overwhelming support of our long-time fans and the interest of newer fans,'' said Helton. ``We are continuing this growth by bringing the excitement of NASCAR to new markets like Chicago to satisfy the appetite of these fans.''

Some of auto racing's most popular drivers were on hand for the event and offered praise for the facility and the opportunity to race in Chicago.

``The opportunity to bring big-time racing to a big city is going to be great for the sport and our drivers,'' said NASCAR Winston Cup driver Tony Stewart. ``Many of the fans here grew up on open wheel racing and the Indianapolis 500, and we now get to introduce them to the bumping and grinding world of stock car racing.''

Eddie Cheever, 1998 Indianapolis 500 winner, seconded Stewart's sentiment. ``It's going to be a great track in a great city. Chicago has the most dedicated, vocal sports fans, and I can't wait to see them turn out by the thousands to cheer on their favorite drivers - hopefully me. And as a team owner in the Indy Racing Northern Light Series, I'm proud to see our series expand our schedule into another major market.''

For the Chicagoland Speedway, it was one more important step in a long development process.

``We're thrilled to bring the Indy Racing Northern Light Series, the NASCAR Busch Series and the NASCAR Winston Cup Series to the Chicago area,'' said Joie
Chitwood, general manager of the Chicagoland Speedway. ``Our partners identified Chicago as a target market several years ago, and we've been working toward this day ever since. We began construction with the hopes of getting a great lineup of events, but there are no guarantees in this business. We hoped that if we built a great facility and assembled a solid leadership team, our chances would be good.''

Great Racing....Great Track

The Chicagoland Speedway is scheduled to open in Spring 2001 and host two race event weekends initially featuring three top racing series.

Tony George, with drivers Cheever and Scott Sharp, announced that Chicagoland Speedway has been awarded an Indy Racing Northern Light Series event. Made famous by legendary drivers such as A.J. Foyt, Al Unser and Johnny Rutherford, the series now features top drivers Al Unser Jr., Cheever, Sharp, Scott Goodyear, Buddy Lazier and Greg Ray. The Indianapolis 500, the signature race for the Indy Racing Northern Light Series, is the largest single-day sporting event in the world.

``This region has a great tradition of open wheel racing dating back to Meadowdale International and Raceway Park, and we are proud to link the heritage of the Indianapolis Motor Speedway and the Indianapolis 500 with the racing tradition of Illinois,'' said George. ``Chicago will be the largest market where the Indy Racing Series competes, and I expect it will be a great event for our drivers, our fans and our sponsors.''

With a new five-year, multi-million dollar series sponsor fueling its future, the Indy Racing Northern Light Series is bringing Indy Racing and its exciting appeal to new fans and corporate partners. New young stars, new team sponsors, a new engine and chassis program, and a new five-year television contract with ABC and ESPN are among the many factors spurring the growth of America's premiere open-wheel, oval-track racing.

The Indy Racing Northern Light Series has seen double-digit revenue growth each year since 1996, and is well on its way to continuing that in 2000. Sponsor support has grown 43 percent and the number of teams competing in the series has increased to 30 in 2000 from 16 in its inaugural season. By 2005, the Indy Racing Northern Light Series forecasts it will have as many as 18 events on the annual circuit. The Indy Racing Northern Light Series features open-wheel, open-cockpit racecars with normally aspirated V-8 engines that race at more than 220 miles per hour.

Helton, along with NASCAR Busch Series drivers Andy Santerre and Matt Kenseth, announced that the popular series would run as part of a combined NASCAR Winston Cup/Busch Series weekend with the junior circuit running on July 14, 2001. The NASCAR Busch Series features 32 races on 26 tracks in 20 states and is considered the second most popular race series in the United States. Stars of the series include Adam Petty, Randy LaJoie, Hornaday and Jeff Green. This fastest growing division of NASCAR features modified stock cars with 358 cubic-inch V-8 engines equipped with a four-barrel carburetor and race at more than 195 miles-per-hour. Last year, some 2.3 million fans attended Busch Series races.

``Chicago is our kind of town,'' said Helton. ``We are proud to bring our sport to such an enthusiastic sports market like Chicago. This market has shown tremendous support of our sport with thousands of area fans traveling to NASCAR events across the country, strong television ratings and the many corporations that proudly use our sport to promote their brands.''

Helton was joined by NASCAR Winston Cup Series drivers Kyle Petty, Jeff Burton, Tony Stewart and Kenny Wallace to announce the long-anticipated NASCAR Winston Cup event. NASCAR Winston Cup is the fastest-growing spectator sport and offers some of the most competitive racing in the world.

The NASCAR Winston Cup race date has been scheduled for July 15, 2001, and is expected to draw tens of thousands of fans to the region.

The NASCAR Winston Cup Series is the number one spectator sport in the country. The series' major races attract larger crowds than the Super Bowl, World Series and the NBA Finals combined. Forty-three drivers race in Ford Taurus, Chevrolet Monte Carlo and Pontiac Grand Prix stock cars, with the Dodge Intrepid R/T joining the competition in 2001. The cars, which have more than 700 horsepower engines, run at speeds of more than 200 miles-per-hour. Last year, NASCAR Winston Cup events attracted more than 6.3 million fans and its television ratings ranked second only to the National Football League.

New Name Symbolizes Entire Region

The soon-to-be-famous racetrack in Joliet was officially named today, as well. As the Chicagoland Speedway in Joliet, Illinois, the track name reflects the broad appeal of motorsports events it will host while paying respects to the community it calls home.

``We wanted a name that communicated the excitement of having major league auto racing in Chicago and provided visibility for our hometown,'' said Chitwood. ``The people of Joliet and Will County have welcomed us to their community, and we want to make sure every race fan - whether in the stands or watching on television - knows we are racing in Joliet.''

The Chicago region has a population of more than eight million, and Will County, where the track is located, is the fastest growing county in the state of Illinois. More than 230 racing facilities and raceways dot the state, offering one of the strongest networks of race fans in the country.

The Chicago market has seen its average Nielsen television ratings for NASCAR Winston Cup Series events on broadcast television grow from 4.6 in 1996 to an average of 6.4 in 2000. The market also features more than 20 companies that have an affiliation with NASCAR racing, including popular brand names like McDonald's, Gatorade and Sears/Craftsman.

The Best Seats Are Going Fast

Chicagoland Speedway launched its season ticket sales program in conjunction with the racing event announcements, unveiling a Founders Preferred Access Speedway Seating (P.A.S.S.) program that gives fans an opportunity to purchase the best seat in the house.

The Chicagoland Speedway Founders Preferred Access Speedway Seating (P.A.S.S.) program provides the purchaser the exclusive right to purchase season tickets in the same great premiere seat(s) in the 75,000-seat grandstand for a period of up to 30 years. Founders P.A.S.S. rights provide access to the best available seating at the Chicagoland Speedway. Founders P.A.S.S. seats are located above the cross-aisle and feature a variety of benefits not available to the general public, including individual stadium-style chair seats.

``There is such incredible demand among racing fans for this premium seating,'' said Chitwood. ``At some tracks, tickets are handed down generation to generation to ensure the family members always have a seat. We're making it easier for the race fan to guarantee they can get season tickets when the NASCAR Busch Series, Indy Racing Northern Light Series and NASCAR Winston Cup Series come to town.''

Season tickets at Chicagoland Speedway include all of the featured events. Only Founders P.A.S.S. holders can purchase season tickets during the initial offering this May. While exact season ticket prices will be established once a final schedule is confirmed, the season tickets will cost between $300 and $400. General season tickets are expected to go on sale in the Fall.

The Founders P.A.S.S. goes on sale May 9 and 10 to current season ticket and suite holders at Route 66 Raceway, then will be offered to Will County residents only at the Route 66 Raceway box office May 11 through 16, before going on sale to the general public on May 17.

The Founders P.A.S.S. can be purchased by phone at (815)727-RACE, at the Route 66 Raceway box office, or by mailing in the Founders P.A.S.S. order form.
All orders must be accompanied by check, money order or VISA/Mastercard. Fans who purchase a Founders P.A.S.S. will be notified that their application was confirmed and receive a Founders P.A.S.S. agreement within 21 days of application processing. Seating will be assigned on a first-come, first-served basis. Applications will be prioritized by section according to the date and time received. Final seat assignments will be made following the completion of the grandstands and the installation of the seats.

The Chicagoland Speedway is owned by Raceway Associates, LLC, which is made up of the combined interests of the Indianapolis Motor Speedway Corporation
(IMS), the International Speedway Corporation (ISC) and the founding owners of Route 66 Raceway, LLC. The track is located adjacent to the existing Route 66 Raceway, which opened in 1998 and will be part of the motorsports park. Route 66 includes a state-of-the-art drag strip, 3/8-mile clay oval and road-course test track, with stadium seating for 30,000 fans. It hosts the National Hot Rod Association (NHRA) Prestone Route 66 Nationals, which features Top Fuel, Funny Cars, Pro Stocks, trucks and motorcycle racing.

Contact:

     Chicagoland Speedway
     Joie Chitwood, 815/722-5500
     www.chicagolandspeedway.com
         or
     Golin/Harris International
     Debby Robinson, 312/729-4297